Mail Stop 3561


									December 30, 2005


Mr. Alan R. Rae
Chief Executive Officer
O2Diesel Corporation
100 Commerce Drive, Suite 301
Newark, Delaware 19713

		RE:	O2Diesel Corporation
			Form 10-KSB for Fiscal Year Ended December 31, 2004
			Filed March 31, 2005
Forms 10-QSB for Fiscal Quarters Ended March 31, June 30, and
September 30, 2005
			File No. 1-32228

Dear Mr. Rae:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.




	Sincerely,


		George F. Ohsiek, Jr.
									Branch Chief

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March 2, 2006
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